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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement under the Securities Act of 1933 on Form N-1A (File No. 333-59805) of our report dated February 5, 1999 on our audit of the financial statements and financial highlights of Warburg, Pincus WorldPerks Tax Free Money Market Fund, Inc., which report is included in the Annual Report to Shareholders for the period ended December 31, 1998. We also consent to the references to our Firm under the heading "Financial Highlights" in the Prospectus and "Independent Accountants and Counsel" in the Statement of Additional Information.




/s/PricewaterhouseCoopers LLP
-----------------------------
   PricewaterhouseCoopers LLP



April 29, 1999
2400 Eleven Penn Center
Philadelphia, Pennsylvania